EXHIBIT 99

This Current Report on Form 8-K includes supplemental unaudited historical business segment net sales and operating income information that reflects a product line reporting change involving two of its business segments (provided on an annual and quarterly basis for the years ended December 31, 2015, 2014 and 2013). The Company did not operate under this structure for any of these prior periods and will begin to report comparative results under the new structure with the filing of its Quarterly Report on Form 10-Q for the quarter ending March 31, 2016.

Effective in the first quarter of 2016, 3M changed its business segment reporting in its continuing effort to improve the alignment of its businesses around markets and customers.

The change between business segments was as follows:

•

Elements of the electronic bonding product lines were previously separately reflected in the Electronics Materials Solutions Division (Electronics and Energy business segment) and the Industrial Adhesives and Tapes Division (Industrial business segment). Effective in the first quarter of 2016, certain sales and operating income results for these electronic bonding product lines in aggregate were equally divided between the Electronics and Energy business segment and Industrial business segment. This change resulted in a decrease in net sales for total year 2015 of $33 million in the Industrial business segment offset by a corresponding increase in the Electronics and Energy business segment.

The financial information presented herein reflects the impact of the preceding changes for all periods presented. The impact of this change on previously reported 2015 business segment net sales and operating income is summarized as follows:

	Net Sales			Operating Income
Year ended December 31, 2015	Previously			Previously
(Millions)	Reported	Revised	Change	Reported	Revised	Change

Industrial	$10,328	$10,295	$(33)	$2,263	$2,256	$(7)
Safety and Graphics	5,515	5,515	—	1,305	1,305	—
Health Care	5,420	5,420	—	1,724	1,724	—
Electronics and Energy	5,220	5,253	33	1,102	1,109	7
Consumer	4,422	4,422	—	1,046	1,046	—
Corporate and Unallocated	1	1	—	(355)	(355)	—
Elimination of Dual Credit	(632)	(632)	—	(139)	(139)	—
Total Company	$30,274	$30,274	$—	$6,946	$6,946	$—

3M’s businesses are organized, managed and internally grouped into segments based on differences in markets, products, technologies and services. 3M manages its operations in five business segments: Industrial; Safety and Graphics; Health Care; Electronics and Energy; and Consumer. 3M’s five business segments bring together common or related 3M technologies, enhancing the development of innovative products and services and providing for efficient sharing of business resources. Transactions among reportable segments are recorded at cost. 3M is an integrated enterprise characterized by substantial intersegment cooperation, cost allocations and inventory transfers. Therefore, management does not represent that these segments, if operated independently, would report the operating income information shown.

Corporate and unallocated operating income includes a variety of miscellaneous items, such as corporate investment gains and losses, certain derivative gains and losses, certain insurance-related gains and losses, certain litigation and environmental expenses, corporate restructuring charges and certain under- or over-absorbed costs (e.g. pension, stock-based compensation) that the Company may choose not to allocate directly to its business segments. Because this category includes a variety of miscellaneous items, it is subject to fluctuation on a quarterly and annual basis.

3M business segment reporting measures include dual credit to business segments for certain U.S. sales and related operating income. Management evaluates each of its five business segments based on net sales and operating income performance, including dual credit U.S. reporting to further incentivize U.S. sales growth. As a result, 3M provides additional (“dual”) credit to those business segments selling products in the U.S. to an external customer when that segment is not the primary seller of the product. For example, certain respirators are primarily sold by the Personal Safety Division within the Safety and Graphics business segment; however, the Industrial business segment also sells this product to certain customers in its U.S. markets. In this example, the non-primary selling segment (Industrial) would also receive credit for the associated net sales it initiated and the related approximate operating income. The assigned operating income related to dual credit activity may differ from operating income that would result from actual costs associated with such sales. The offset to the dual credit business segment reporting is reflected as a reconciling item entitled “Elimination of Dual Credit,” such that sales and operating income for the U.S. in total are unchanged.

Supplemental Unaudited Business Segment Information

Based on Segment Structure Effective in the First Quarter of 2016

Net Sales

Net Sales	First	Second	Third	Fourth	Total
(Millions)	Quarter	Quarter	Quarter	Quarter	Year
Industrial
2015	$2,656	$2,632	$2,557	$2,450	$10,295
2014	2,778	2,814	2,770	2,623	10,985
2013	2,689	2,682	2,693	2,589	10,653

Safety and Graphics
2015	$1,372	$1,432	$1,417	$1,294	$5,515
2014	1,423	1,494	1,448	1,367	5,732
2013	1,399	1,434	1,429	1,322	5,584

Health Care
2015	$1,329	$1,364	$1,346	$1,381	$5,420
2014	1,374	1,416	1,390	1,392	5,572
2013	1,311	1,336	1,328	1,359	5,334

Electronics and Energy
2015	$1,324	$1,312	$1,397	$1,220	$5,253
2014	1,309	1,422	1,503	1,374	5,608
2013	1,281	1,340	1,450	1,326	5,397

Consumer
2015	$1,048	$1,111	$1,162	$1,101	$4,422
2014	1,079	1,139	1,177	1,128	4,523
2013	1,081	1,098	1,153	1,103	4,435

Corporate and Unallocated
2015	$2	$(4)	$1	$2	$1
2014	3	—	2	—	5
2013	2	2	1	3	8

Elimination of Dual Credit
2015	$(153)	$(161)	$(168)	$(150)	$(632)
2014	(135)	(151)	(153)	(165)	(604)
2013	(129)	(140)	(138)	(133)	(540)

Total Company
2015	$7,578	$7,686	$7,712	$7,298	$30,274
2014	7,831	8,134	8,137	7,719	31,821
2013	7,634	7,752	7,916	7,569	30,871

Supplemental Unaudited Business Segment Information

Based on Segment Structure Effective in the First Quarter of 2016

Operating Income

Operating Income	First	Second	Third	Fourth	Total
(Millions)	Quarter	Quarter	Quarter	Quarter	Year
Industrial
2015	$596	$608	$578	$474	$2,256
2014	616	615	614	536	2,381
2013	576	601	570	554	2,301

Safety and Graphics
2015	$335	$364	$324	$282	$1,305
2014	318	353	340	285	1,296
2013	332	328	313	254	1,227

Health Care
2015	$408	$440	$432	$444	$1,724
2014	427	434	432	431	1,724
2013	404	417	426	425	1,672

Electronics and Energy
2015	$285	$278	$344	$202	$1,109
2014	229	294	340	259	1,122
2013	199	239	301	222	961

Consumer
2015	$240	$259	$293	$254	$1,046
2014	228	241	272	254	995
2013	237	235	247	226	945

Corporate and Unallocated
2015	$(100)	$(74)	$(58)	$(123)	$(355)
2014	(72)	(48)	(63)	(67)	(250)
2013	(74)	(87)	(88)	(73)	(322)

Elimination of Dual Credit
2015	$(34)	$(35)	$(37)	$(33)	$(139)
2014	(30)	(33)	(34)	(36)	(133)
2013	(28)	(31)	(30)	(29)	(118)

Total Company
2015	$1,730	$1,840	$1,876	$1,500	$6,946
2014	1,716	1,856	1,901	1,662	7,135
2013	1,646	1,702	1,739	1,579	6,666